EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of United Health Products, Inc. of our report dated April 1, 2019 relating to our audit of the financial statements of United Health Products, Inc., which appears in the Annual Report on Form 10-K of United Health Products, Inc., for the year ended December 31, 2018.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, UT
November 1, 2019